UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2017

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On February 8, 2017, at 8:00 a.m., Uranium Resources, Inc. (the “Company”) called to order a Special Meeting of stockholders (the “Special Meeting”).  A quorum was not reached at the Special Meeting, with 3,211,570 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), present in person or by proxy at the meeting, representing only 20.51 % of the issued and outstanding shares of the Company’s Common Stock as of the December 14, 2016 record date.  The Special Meeting was recessed until 2:30 p.m. in order to allow additional shares to be voted; however, when the Special Meeting was re-convened at 2:30 p.m. a quorum had still not been reached. Accordingly, the Special Meeting was not duly convened nor adjourned to a later date.

Item 8.01.  Other Events.

On February 8, 2017, following the Special Meeting, the Board of Directors of the Company held a meeting at which time the Directors unanimously agreed to cause the Company to pay Resource Capital Fund V L.P. (“RCF”) $5.5 million in cash, plus accrued and unpaid interest, to retire all the obligations remaining under that certain loan agreement dated November 13, 2013 by and among the Company, certain of its subsidiaries and RCF.  The retirement of the RCF loan agreement had been the intent of one of the proposals that was to be considered by the Company’s stockholders in the Special Meeting.  The payment to RCF should complete on or about February 9, 2017.

On February 8, 2017, the Company issued a press release regarding the Special Meeting and repayment of the RCF loan. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2017

URANIUM RESOURCES, INC.

By:      /s/ Jeffrey L. Vigil

Name:  Jeffrey L. Vigil

Title:   Vice President–Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 8, 2017.